3/28/17
FOURTH AMENDMENT TO CREDIT AGREEMENT
THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (“Fourth Amendment”) is made as of this 28th day of March, 2017, by and among STARTEK, INC., a Delaware corporation (the “Company”), STARTEK HEALTH SERVICES, INC., a Colorado Corporation (“SHS”) and STARTEK USA, INC., a Colorado Corporation (“SUSA”) (each of the Company, CCI, SHS and SUSA may be referred to herein, individually, as a “Borrower” and, collectively, as “Borrowers”), COLLECTION CENTER, INC., a North Dakota corporation (“CCI”), as a guarantor, EACH LENDER FROM TIME TO TIME PARTY HERETO (collectively, the “Lenders” and individually, a “Lender”), and BMO HARRIS BANK, N.A., as Administrative Agent, Swing Line Lender, and an Letter of Credit Issuer.
WHEREAS, the Administrative Agent, Lenders and Borrowers entered into a certain Credit Agreement dated as of April 29, 2015 as amended by a certain First Amendment to Credit Agreement dated as of June 1, 2015 by and among the Administrative Agent, Lenders and Borrowers, by a certain Second Amendment to Credit Agreement dated as of November 6, 2015 by and among the Administrative Agent, Lenders and Borrowers and by that certain Third Amendment to Credit Agreement dated as of January 20, 2016 by and amount the Administrative Agent, Lenders and Borrowers (said Credit Agreement, as so amended and as amended from time to time hereafter, is referred to as the “Credit Agreement”); and
WHEREAS, the Administrative Agent, Lenders and Borrowers desire to amend certain provisions of the Credit Agreement pursuant to the terms hereof.
NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and any extension of credit heretofore, now or hereafter made by Agent and Lenders to Borrowers, the parties hereto agree as follows:
1.Definitions. Except as otherwise provided herein, all capitalized terms used herein without definition shall have the meanings contained in the Credit Agreement.
2.Amended Definitions. Clauses (b) and (p) of the definition of “Eligible Accounts” are hereby deleted and the following is inserted in their stead; the definitions of “Applicable Margin,” “Borrowing Base,” “Citibank Supplier Agreement,” “Consolidated Fixed Charge Coverage Ratio” and “Maturity Date” are hereby deleted and the following are inserted in their stead:

“Eligible Accounts” means those Accounts created by each Borrower in the Ordinary Course of its Business, that arise out of such Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in its Permitted Discretion. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, credits and unapplied cash. Eligible Accounts shall not include the following:
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(b)    Accounts that the Account Debtor has failed to pay within 60 days of original due date, not to exceed 120 days (150 days with respect to AT&T Services, Inc., Sprint BGN or such other

Account Debtor consented to by the Administrative Agent in its Permitted Discretion) from original invoice date;
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(p)    Accounts owing by a single Account Debtor and its Affiliates (other than AT&T Services, Inc., Sprint BGN, T-Mobile USA, Inc. and Comcast Corporation) whose total obligations owing to any Borrower exceed twenty percent (20%) of the aggregate amount of all otherwise Eligible Accounts, such Accounts owing by AT&T Services, Inc. which exceed thirty-five percent (35%) of the aggregate amount of all otherwise Eligible Accounts, such Accounts owing by T-Mobile USA, Inc. which exceed forty-five percent (45%) of the aggregate amount of all otherwise Eligible Accounts, such Accounts owing by Comcast Corporation which exceed forty percent (40%) of the aggregate amount of all otherwise Eligible Accounts, and such Accounts owing by Sprint BGN which exceed thirty-five percent (35%) of the aggregate amount of all otherwise Eligible Accounts; provided, however, that so long as the Citibank Supplier Agreement, the Greensill Capital Supplier Agreement and/or the WF Supplier Agreement has not been terminated, Eligible Accounts shall not include any Accounts owing by AT&T Services, Inc. or T‑Mobile USA, Inc. to any Borrower which have been purchased by Citibank (with respect to AT&T Services, Inc. Accounts), Greensill Capital (with respect to Sprint BGN Accounts) or WF (with respect to T‑Mobile USA, Inc. Accounts).
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“Applicable Margin” means, with respect to any Type of Loan, the percentages per annum set forth below, as based upon the Average Availability for the immediately preceding fiscal quarter:

Level	Average Availability	Eurodollar Rate Revolving Loans	Base Rate Revolving Loans
I	> 33% of Aggregate Revolving Credit Commitment	1.50%	0.50%
II	< 33% of Aggregate Revolving Credit Commitment	1.75%	0.75%

From the Fourth Amendment Effective Date until the first day of each fiscal quarter, commencing with April 1, 2017 (the “Adjustment Date”), margins shall be determined as if Level I were applicable. Thereafter, any increase or decrease in the Applicable Margin resulting from a change in Average Availability shall become effective as of each Adjustment Date based upon Average Availability for the immediately preceding fiscal quarter. If any Borrowing Base Certificate (including any required financial information in support thereof) of the Company is not received by Administrative Agent by the date required pursuant to Section 7.02(a) and such failure continues for three (3) or more Business Days, then the Applicable Margin shall be determined as if the Average Availability for the immediately preceding Fiscal Quarter is at Level II until such time as such Borrowing Base Certificate and supporting information are received.
“Borrowing Base” means, at any time of calculation, an amount equal to:
(a)    the Value of Eligible Accounts (less all cash received but not yet applied in respect of such Eligible Accounts) multiplied by eighty-five (85%) percent; plus

(b)    the Value of Eligible Unbilled Accounts (less all cash received but not yet applied in respect of such Eligible Untilled Accounts) multiplied by eighty percent (80%); minus
(c)    the amount of all Availability Reserves.
The term “Borrowing Base” and the calculation thereof shall not include any assets or property acquired in an Acquisition unless (x) if so required by the Administrative Agent, the Administrative Agent has conducted (x) Field Exams reasonably required by it (with results reasonably satisfactory to the Administrative Agent) and (y) the Person owning such assets or property shall be a (directly or indirectly) wholly‑owned Domestic Subsidiary of the Company and have become a Borrower.
“Citibank Supplier Agreement” means that certain Supplier Agreement dated as of October 17, 2013 between Citibank and the Company, as such agreement may be amended, supplemented or modified from time to time, through which Citibank is permitted to purchase Accounts owed to the Company on which AT&T Services, Inc. is the Account Debtor.”
“Consolidated Fixed Charge Coverage Ratio” means the ratio, determined on a Consolidated basis for the Company and its Subsidiaries for the most recent Measurement Period, of (a) Consolidated EBITDA minus Consolidated Capital Expenditures (other than up to $2,100,000 of Consolidated Capital Expenditures incurred in 2017 in connection with the buildout of Borrower’s facilities in Tegucigalpa, Honduras and Jamaica) to (b) Consolidated Fixed Charges.
“Maturity Date” means March 28, 2022.
3.Additional Definitions. The following definitions of “Dominion Trigger Period,” “Eligible Unbilled Account,” “Fourth Amendment Effective Date,” “Greensill Capital,” “Greensill Supplier Agreement,” “WF” and “WF Supplier Agreement” are hereby inserted into Section 3.1 of the Credit Agreement in appropriate alphabetical order:
“ “Dominion Trigger Period” means the period (a) commencing on the day that (i) an Event of Default occurs and is continuing or (ii) Availability is less than the greater of (i) fifteen percent (15%) of the Aggregate Revolving Credit Commitments at such time and (ii) $7,500,000 and (b) continuing until the date that during the previous thirty (30) consecutive days, (i) no Event of Default has existed and (ii) at all times during such period, Availability has been greater than the greater of (i) fifteen percent (15%) of the Aggregate Revolving Credit Commitments at such time and (ii) $7,500,000.
“Eligible Unbilled Accounts” means any Account that would otherwise be an Eligible Account except for the fact that such Account has not been billed to the applicable Account Debtor so long as such Account is billed to the applicable Account Debtor by delivery of an invoice within 5 Business Days following the previous month end and such Account was accrued as of the previous month end.
“Fourth Amendment Effective Date” has the meaning specified in Section 10 of the Fourth Amendment.
“Greensill Capital” means Greensill Capital (UK) Limited (company number 08126173).
“Greensill Supplier Agreement” means that certain Supplier Agreement dated as of June 22, 2016 between Greensill Capital and the Company, as such agreement may be amended, supplemented or modified from time to time, through which Greensill is permitted to purchase Accounts owed to the Company on which Sprint BGN is the Account Debtor.
“WF” means Wells Fargo Bank, National Association.
“WF Supplier Agreement” means that certain Supplier Agreement dated as of March 28, 2017 between WF and the Company, as such agreement may be amended, supplemented or modified from time to time, through which WF is permitted to purchase Accounts owed to the Company on which T-Mobile USA, Inc. is the Account Debtor.”
4.Mandatory Prepayments. Section 2.06(b)(ii), (iii), (iv) and (v) are hereby deleted and the following are inserted in their stead:

“(b)    Mandatory.
(i)    Reserved.
(ii)    Asset Dispositions. If, during the existence of a Dominion Trigger Period any Loan Party or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 8.05(a), (b), (d), (e) and (f) which results in the realization by such Person of Net Cash Proceeds, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person; provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.06(b)(ii), at the election of the Borrowers (as notified by the Borrower Agent to the Administrative Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 180 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrowers in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.06(b)(ii).
(iii)    Equity Issuance. During the existence of a Dominion Trigger Period, upon the sale or issuance by any Loan Party or any of its Subsidiaries of any of its Equity Interests (other than any sales or issuances of Equity Interests to another Loan Party), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary.
(iv)    Debt Incurrence. During the existence of a Dominion Trigger Period, upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 8.01), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary.
(v)    Extraordinary Receipts. During the existence of a Dominion Trigger Period, upon receipt of any cash by (or paid to or for the account of) any Loan Party not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance, judgments, settlements or other payments in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments, and not otherwise included in clause (ii), (iii) or (iv) of this Section 2.06(b), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds therefrom immediately upon receipt; provided, however, that with respect to any proceeds of insurance (other than proceeds of business interruption insurance), condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of the Borrowers (as notified by the Borrower Agent to the Administrative Agent on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default shall have occurred and be continuing and the conditions contained in Section 5.02 are satisfied, such Loan Party or such Subsidiary may apply within 180 days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such Net Cash Proceeds were received; and provided further, however, that any Net Cash Proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.06(b)(v).”
5.Cash Management. Section 4.04(b) of the Credit Agreement is hereby deleted and the following is inserted in its stead:

4.04    Cash Management.
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(b)    Concentration Account. Each Control Agreement with respect to a Controlled Deposit Account shall require that, during a Dominion Trigger Period, the Controlled Account Bank transfer all cash receipts and other collections by ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Administrative Agent at BMO (the “Concentration Account”). The Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in Section 4.04(c) below. In the event that, notwithstanding the provisions of this Section 4.04, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections described above, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into a Controlled Deposit Account, or during a Dominion Trigger Period the Concentration Account, or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.
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6.Inspection Rights and Appraisals; Meetings with the Administrative Agent. Section 7.10(b) of the Agreement is hereby deleted and the following is inserted in its stead:

“7.10    Inspection Rights and Appraisals; Meetings with the Administrative Agent.
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(b)    Reimburse the Administrative Agent for all reasonable and documented out-of-pocket charges, costs and expenses of the Administrative Agent in connection with (i) up to one Field Exam during any twelve (12) month period during which no Dominion Trigger Period exists and (ii) up to one additional Field Exam in any twelve (12) month period during which a Dominion Trigger Period exists; provided, however, that if a Field Exam is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by the Loan Parties without regard to such limits.
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7.Financial Covenants. Section 8.12 of the Agreement is hereby deleted and the following is inserted in its stead:

“8.12    Financial Covenants.
(a)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, determined as of (i) the last day of the Measurement Period most recently ended before the commencement of a Fixed Charge Coverage Trigger Period and (ii) the last day of each Measurement Period thereafter ending during any Fixed Charge Coverage Trigger Period to be less than 1.00 to 1.00 for such Measurement Period."
8.Citibank Supplier Agreement and WF Supplier Agreement. Section 8.19 of the Credit Agreement is hereby deleted and the following is inserted in its stead:

“8.19    Citibank Supplier Agreement, Greensill Supplier Agreement and WF Supplier Agreement. Amend, supplement, modify or terminate the Citibank Supplier Agreement, the Greensill Supplier Agreement or the WF Supplier Agreement without, in either case, first obtaining the Administrative Agent’s prior written consent, which consent shall be subject to the Administrative Agent’s reasonable judgment.”
9.T-Mobile USA, Inc. Accounts. The provision of Section 4.04 of the Credit Agreement notwithstanding, Agent and Lenders consent to payments on Accounts where T‑Mobile USA, Inc. is the Account Debtors being remitted to WF so long as the WF Supplier Agent is in effect and pursuant to the terms thereof WF is obligated to remit such payments to Agent.

10.Amendment Fee. In order to induce the Administrative Agent and Lenders to enter into this Fourth Amendment, Borrowers agree to pay to the Administrative Agent for the benefit of Lenders, an amendment fee in the amount of $30,000. Said amendment fee shall be due and payable and shall be deemed fully earned and non‑refundable on the date of this Fourth Amendment.

11.Conditions Precedent. This Fourth Amendment shall become effective upon satisfaction of each of the following conditions precedent:

(a)Borrowers, Administrative Agent and each Lender shall have executed and delivered to each other this Fourth Amendment;

(b)Each Borrower shall have delivered to the Administrative Agent a Certificate of the Secretary of such Borrower, together with true and correct copies, of the resolutions of the Board of Directors (or equivalent) authorizing or ratifying the execution, delivery and performance of this Fourth Amendment and the other Loan Documents to be executed by such Borrower and the names of the officer or officers of each such Borrower authorized to sign this Fourth Amendment and the other Loan Documents to be executed by each such Borrower together with a sample of the true signature of such officer; and

(c)Borrowers shall have paid to Administrative Agent the amendment fee referred to in Section 9 above.
The date on which all such conditions precedent are satisfied or waived is hereinafter referred to as the “Fourth Amendment Effective Date.”

12.Governing Law. This Fourth Amendment shall be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to the principles thereof relating to conflict of laws.

13.Execution in Counterparts. This Fourth Amendment may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement. Delivery of an executed counterpart of a signature page of this Fourth Amendment by telecopy or electronically (such as PDF) shall be effective as delivery of a manually executed counterpart of this Fourth Amendment.

14.Continuing Effect. Except as otherwise specifically set out herein, the provisions of the Credit Agreement shall remain in full force and effect.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to Credit Agreement to be duly executed as of the date first above written.

Borrowers: STARTEK, INC., a Delaware Corporation By:______________________________ Chad A. Carlson President and Chief Executive Officer
STARTEK HEALTH SERVICES, INC., a Colorado Corporation By:______________________________ Chad A. Carlson President and Chief Executive Officer
STARTEK USA, INC., a Colorado Corporation By:______________________________ Chad A. Carlson President and Chief Executive Officer
GUARANTOR: COLLECTION CENTER, INC., a North Dakota Corporation By:______________________________ Doug Tackett Secretary

ADMINISTRATIVE AGENT:	BMO HARRIS BANK N.A., as Administrative Agent By:______________________________ Quinn Heiden Director
LENDERS:	BMO HARRIS BANK N.A., as a Lender, L/C Issuer and Swing Line Lender By:______________________________ Quinn Heiden Director